Marathon Petroleum Corporation Reports Fourth-Quarter and Full-Year 2014 Results

•	Reported fourth-quarter earnings of $798 million ($2.86 per diluted share); full-year earnings of $2.52 billion ($8.78 per diluted share)

•	Achieved record earnings for Speedway segment

•	Executed first step in accelerated growth plan for MPLX

•	Returned $2.7 billion of capital to shareholders in 2014, including $820 million in the fourth quarter

•	Announced $2.53 billion in capital investments for 2015

FINDLAY, Ohio, Feb. 4, 2015 – Marathon Petroleum Corporation (NYSE: MPC) today reported 2014 fourth-quarter earnings of $798 million, or $2.86 per diluted share, compared with $626 million, or $2.07 per diluted share, in the fourth quarter of 2013. Earnings were $2.52 billion, or $8.78 per diluted share, for the full-year 2014, compared with $2.11 billion, or $6.64 per diluted share, in 2013.

“MPC had a strong fourth quarter, completing another milestone year in our history,” said MPC President and Chief Executive Officer Gary R. Heminger. He noted that MPC’s refining and marketing segment achieved income from operations of $3.61 billion for the year while executing the largest series of planned refinery maintenance projects in the company’s history. “Our achievements, such as the acquisition of Hess’ retail operations and the acceleration of MPLX’s growth, underscore our commitment to grow higher-value, stable cash-flow segments of the business while optimizing our refining system for strong returns.

“While crude oil prices fell and crack spreads narrowed during the fourth quarter, MPC experienced strong product price realizations at both the wholesale and retail level,” said Heminger. “Our flexible refining system, large retail presence and extensive logistics network allowed us to successfully adapt to changing production and supply patterns. This was a year where our results clearly demonstrate the value of our integrated downstream system.”

MPC’s Speedway segment reported record earnings of $273 million for the quarter. Speedway segment results, before considering the significant contribution from the newly acquired Hess retail operations, were also a quarterly record. During the fourth-quarter 2014, the Hess locations contributed income of approximately $118 million. “Speedway performed remarkably while transitioning these new locations to the Speedway brand,” Heminger said, noting that 134 of the 1,245 acquired stores have been converted as of Jan. 31. “Conversions of these new locations and the deployment of Speedway’s highly successful merchandise model are progressing well.”

MPC completed its third dropdown to MPLX LP (NYSE: MPLX) during the fourth-quarter 2014, which increased MPLX’s interest in MPLX Pipe Line Holdings LP (Pipe Line Holdings) to 99.5 percent, up from the 56 percent held at year-end 2013. “The dropdown of additional interests in Pipe Line Holdings is an important first step in our strategy to substantially accelerate the growth of MPLX,” said Heminger.

Heminger noted that through share buyback programs and dividends, MPC returned a total of $2.7 billion of capital to shareholders in 2014, including $820 million during the fourth quarter. “MPC continued to deliver peer-leading capital returns to its shareholders,” he said. “MPC has repurchased approximately 25 percent of the shares that were outstanding when we became a standalone company. We remain focused on the long-term value proposition for our investors.”

MPC also announced today its 2015 capital plan of $2.53 billion, which includes $1.28 billion for the refining and marketing segment, $452 million for the Speedway segment, and $659 million for the pipeline transportation segment. Looking forward to 2015, Heminger said, "MPC’s capital plan reflects our commitment to further develop the stable cash-flow generating segments of our business while also optimizing refining. This will be done by growing our midstream business, integrating the Hess retail operations into Speedway and continuing to implement margin-enhancing projects in our refining business, including synergistic projects at our Galveston Bay refinery, which was acquired in 2013.”

Segment Results

	Three Months Ended December 31		Year Ended December 31
(In millions)	2014	2013	2014	2013
Income from Operations by Segment
Refining & Marketing	$1,016	$971	$3,609	$3,206
Speedway	273	83	544	375
Pipeline Transportation	58	47	280	210
Items not allocated to segments:
Corporate and other unallocated items	(82)	(81)	(286)	(271)
Pension settlement expenses	(6)	(12)	(96)	(95)
Income from operations	$1,259	$1,008	$4,051	$3,425

Refining & Marketing

Refining & Marketing segment income from operations was $1.02 billion in the fourth quarter of 2014 and $3.61 billion for full-year 2014, compared with $971 million and $3.21 billion in the fourth quarter of 2013 and full-year 2013, respectively.

The increase in Refining & Marketing segment income from operations for the fourth quarter of 2014 compared to the fourth quarter of 2013 was primarily due to more favorable net product price realizations and a favorable effect from valuing year-end inventories using the last-in, first-out (LIFO) method of accounting, which was partially offset by a lower blended crack spread and a narrower sweet/sour crude oil differential. Refining & Marketing segment income for the quarter reflects a favorable LIFO accounting effect of approximately $240 million.
The blended 6-3-2-1 crack spread decreased from $6.82 per barrel in the fourth quarter of 2013 to $5.43 per barrel in the fourth quarter of 2014, primarily due to a decrease in the U.S. Gulf Coast (USGC) crack spread. In addition, the sweet/sour crude oil differential narrowed by $3.34 per barrel, when compared to fourth-quarter 2013.
The increase in Refining & Marketing segment income from operations for full-year 2014 compared to full-year 2013 is primarily due to higher net product price realizations and higher Chicago and USGC crack spreads, partially offset by narrower crude oil differentials and higher turnaround and other direct operating costs.
The blended 6-3-2-1 crack spread increased from $6.97 per barrel in 2013 to $8.11 per barrel in 2014. The West Texas Intermediate/Light Louisiana Sweet crude oil differential narrowed by $5.34 per barrel to $3.99 per barrel, and the sweet/sour crude oil differential narrowed by $1.56 per barrel to $6.97 per barrel, when compared to full-year 2013.

Speedway

Speedway segment income from operations was $273 million in the fourth quarter of 2014 and $544 million for full-year 2014, compared with $83 million in the fourth quarter of 2013 and $375 million for full-year 2013. Fourth-quarter 2014 results represent a record quarter for Speedway, even before considering the significant earnings contribution of the recently acquired Hess locations. The increase in segment income for the fourth quarter and full year of 2014 compared to 2013 is primarily the result of income from the locations acquired from Hess and higher light product and merchandise margins, partially offset by higher operating and administrative expenses.

Pipeline Transportation

Pipeline Transportation segment income from operations, which includes 100 percent of MPLX’s operations, was $58 million in the fourth quarter of 2014 and $280 million for full-year 2014, compared with $47 million and $210 million for the fourth quarter and full-year 2013, respectively. The increase in Pipeline Transportation segment income for the fourth quarter and full-year of 2014 compared to 2013 was primarily due to an increase in pipeline transportation revenue and equity affiliate income, partially offset by higher operating expenses mainly attributable to pipeline maintenance activities.

Items Not Allocated to Segments

Corporate and other unallocated expenses of $82 million in the fourth quarter of 2014 and $286 million for full-year 2014 were $1 million higher than the fourth quarter of 2013 and $15 million higher than full-year 2013. The increase for the full year is largely due to costs incurred in connection with the acquisition of Hess' retail operations.

Strong Financial Position and Liquidity

On Dec. 31, 2014, the company had $1.5 billion in cash and cash equivalents, an unused $2.5 billion revolving credit agreement and a $1.3 billion unused trade receivables securitization facility. Availability under the trade receivables securitization facility is a function of refined product selling prices, which will be lower in a sustained lower price environment. The company’s liquidity should provide it with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders.

Conference Call

At 10 a.m. EST today, MPC will hold a webcast and conference call to discuss the reported results and provide an update on company operations. Interested parties may listen to the conference call on MPC's website at http://www.marathonpetroleum.com by clicking on the "2014 Fourth-Quarter Financial Results" link. Replays of the conference call will be available on the company's website through Thursday, Feb. 19. Financial information, including the earnings release and other investor-related material, will also be available online prior to the webcast and conference call at http://ir.marathonpetroleum.com in the Quarterly Investor Packet and Earnings Capsule.

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About Marathon Petroleum Corporation

MPC is the nation's fourth-largest refiner, with a crude oil refining capacity of approximately 1.7 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,460 independently owned retail outlets across 19 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation's second-largest convenience store chain, with approximately 2,750 convenience stores in 22 states. MPC also owns, leases or has ownership interests in approximately 8,300 miles of pipeline. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC's fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company's distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:
Geri Ewing (419) 421-2071
Teresa Homan (419) 421-2965

Media Contacts:
Chuck Rice (419) 421-2521
Brandon Daniels (419) 421-3127

References to Earnings
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding both MPC and MPLX. These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPC and MPLX. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” "objective," “expect,” “forecast,” "plan," “project,” "potential," “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPC’s actual results to differ materially from those in the forward-looking statements include: our ability to successfully integrate the acquired Hess retail operations and achieve the strategic and other expected objectives relating to the acquisition, including any expected synergies; changes to the expected construction costs and timing of pipeline projects; volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; an easing or lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; our ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives; impacts from our repurchases of shares of MPC common stock under our share repurchase authorizations, including the timing and amounts of any common stock repurchases; federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard; changes to MPC's capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the Securities and Exchange Commission (SEC). Factors that could cause MPLX’s actual results to differ materially from those in the forward-looking statements include: the adequacy of MPLX capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and execute business plans; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; volatility in and/or degradation of market and industry conditions; completion of pipeline capacity by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC's obligations under commercial agreements; the ability to successfully implement growth plans, whether through organic growth or acquisitions; federal and state environmental, economic, health and safety, energy and other policies and regulations; changes to MPLX's capital budget; other risk factors inherent to MPLX’s industry; and the factors set forth under the heading "Risk Factors" in MPLX's Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPC’s Form 10-K or in MPLX’s Form 10-K could also have material adverse effects on forward-looking statements.

Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations Office. Copies of MPLX's Form 10-K are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31		Year Ended December 31
(In millions, except per-share data)	2014	2013	2014	2013
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$22,250	$24,897	$97,817	$100,160
Income from equity method investments	32	20	153	36
Net gain on disposal of assets	7	3	21	6
Other income	54	12	111	52
Total revenues and other income	22,343	24,932	98,102	100,254
Costs and expenses:
Cost of revenues (excludes items below)	18,199	21,494	83,770	87,401
Purchases from related parties	104	103	505	357
Consumer excise taxes	1,949	1,578	6,685	6,263
Depreciation and amortization	359	332	1,326	1,220
Selling, general and administrative expenses	371	336	1,375	1,248
Other taxes	102	81	390	340
Total costs and expenses	21,084	23,924	94,051	96,829
Income from operations	1,259	1,008	4,051	3,425
Net interest and other financial income (costs)	(72)	(39)	(216)	(179)
Income before income taxes	1,187	969	3,835	3,246
Provision for income taxes	382	338	1,280	1,113
Net income	805	631	2,555	2,133
Less net income attributable to noncontrolling interests	7	5	31	21
Net income attributable to MPC	$798	$626	$2,524	$2,112

Per-share data
Basic:
Net income attributable to MPC per share	$2.88	$2.09	$8.84	$6.69
Weighted average shares:(a)	277	299	285	315
Diluted:
Net income attributable to MPC per share	$2.86	$2.07	$8.78	$6.64
Weighted average shares:(a)	279	301	287	317
Dividends paid	$0.50	$0.42	$1.84	$1.54

(a)	The number of weighted average shares for the periods ended Dec. 31, 2014 and 2013, reflects the impact of our share repurchases.

Supplemental Statistics (Unaudited)

	Three Months Ended December 31		Year Ended December 31
(In millions)	2014	2013	2014	2013
Income from Operations by segment
Refining & Marketing	$1,016	$971	$3,609	$3,206
Speedway	273	83	544	375
Pipeline Transportation	58	47	280	210
Items not allocated to segments:
Corporate and other unallocated items	(82)	(81)	(286)	(271)
Pension settlement expenses	(6)	(12)	(96)	(95)
Income from operations	1,259	1,008	4,051	3,425
Net interest and other financial income (costs)	(72)	(39)	(216)	(179)
Income before income taxes	1,187	969	3,835	3,246
Provision for income taxes	382	338	1,280	1,113
Net income	805	631	2,555	2,133
Less net income attributable to noncontrolling interests	7	5	31	21
Net income attributable to MPC	$798	$626	$2,524	$2,112

Capital Expenditures and Investments(a)
Refining & Marketing	$373	$297	$1,104	$2,094
Speedway	198	119	2,981	296
Pipeline Transportation	125	61	543	234
Corporate and Other(b)	30	44	110	165
Total	$726	$521	$4,738	$2,789

(a)
The three months and the year ended Dec. 31, 2014, includes $31 million and $2.71 billion, respectively, for the acquisition of Hess' retail operations and related assets. The year ended Dec. 31, 2013, includes $1.36 billion for the acquisition of the Galveston Bay refinery and related assets.

(b)	Includes capitalized interest.

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd)(a)(b)	2,275	2,155	2,138	2,086
Refining & Marketing (R&M) Operating Statistics(b)
R&M refined product sales volume (mbpd)(c)	2,263	2,143	2,125	2,075
R&M gross margin (dollars per barrel)(d)	$15.12	$15.69	$15.05	$13.24
Crude oil capacity utilization (percent)(e)	96	91	95	96
Refinery throughputs (mbpd):(f)
Crude oil refined	1,643	1,547	1,622	1,589
Other charge and blendstocks	217	247	184	213
Total	1,860	1,794	1,806	1,802
Sour crude oil throughput (percent)	51	53	52	53
WTI-priced crude oil throughput (percent)	22	19	19	21
Refined product yields (mbpd):(f)
Gasoline	921	935	869	921
Distillates	599	578	580	572
Propane	32	36	35	37
Feedstocks and special products	265	202	276	221
Heavy fuel oil	21	30	25	31
Asphalt	58	47	54	54
Total	1,896	1,828	1,839	1,836
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$1.77	$1.98	$1.80	$1.20
Depreciation and amortization	1.37	1.48	1.41	1.36
Other manufacturing(h)	4.52	4.59	4.86	4.14
Total	$7.66	$8.05	$8.07	$6.70
R&M Operating Statistics by Region - Gulf Coast(b)
Refinery throughputs (mbpd):(i)
Crude oil refined	996	943	991	964
Other charge and blendstocks	205	238	182	195
Total	1,201	1,181	1,173	1,159
Sour crude oil throughput (percent)	64	63	64	65
WTI-priced crude oil throughput (percent)	5	5	3	7
Refined product yields (mbpd):(i)
Gasoline	539	569	508	551
Distillates	376	371	368	365
Propane	20	24	23	23
Feedstocks and special products	272	219	274	215
Heavy fuel oil	12	15	13	19
Asphalt	11	11	13	13
Total	1,230	1,209	1,199	1,186
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$1.98	$1.67	$1.82	$1.00
Depreciation and amortization	1.11	1.24	1.15	1.09
Other manufacturing(h)	4.37	4.44	4.73	3.98
Total	$7.46	$7.35	$7.70	$6.07

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
R&M Operating Statistics by Region - Midwest
Refinery throughputs (mbpd):(i)
Crude oil refined	647	604	631	625
Other charge and blendstocks	48	51	45	54
Total	695	655	676	679
Sour crude oil throughput (percent)	32	37	33	35
WTI-priced crude oil throughput (percent)	48	41	44	42
Refined product yields (mbpd):(i)
Gasoline	382	366	361	371
Distillates	223	207	212	207
Propane	13	12	13	14
Feedstocks and special products	27	24	43	41
Heavy fuel oil	10	16	13	12
Asphalt	47	36	41	41
Total	702	661	683	686
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$1.30	$2.40	$1.66	$1.47
Depreciation and amortization	1.73	1.82	1.78	1.74
Other manufacturing(h)	4.59	4.56	4.76	4.21
Total	$7.62	$8.78	$8.20	$7.42
Speedway Operating Statistics(j)
Convenience stores at period-end	2,746	1,478
Gasoline and distillate sales (millions of gallons)	1,521	817	3,942	3,146
Gasoline and distillate gross margin (dollars per gallon)(k)	$0.2451	$0.1322	$0.1775	$0.1441
Merchandise sales (in millions)	$1,189	$775	$3,611	$3,135
Merchandise gross margin (in millions)	$324	$205	$975	$825
Merchandise gross margin percent	27.2%	26.5%	27.0%	26.3%
Same store gasoline sales volume (period over period)	0.3%	0.2%	(0.7)%	0.5%
Same store merchandise sales (period over period)(l)	5.4%	5.6%	5.0%	4.3%
Pipeline Transportation Operating Statistics
Pipeline throughputs (mbpd):(m)
Crude oil pipelines	1,236	1,219	1,241	1,293
Refined products pipelines	979	855	878	911
Total	2,215	2,074	2,119	2,204

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.

(b)	Includes the impact of the Galveston Bay refinery and related assets beginning on the Feb. 1, 2013 acquisition date.

(c)	Includes intersegment sales.

(d)	Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs.

(e)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

(f)	Excludes inter-refinery volumes of 36 mbpd and 42 mbpd for fourth quarter 2014 and 2013, respectively, and 43 mbpd and 36 mbpd for the full-year 2014 and 2013, respectively.

(g)	Per barrel of total refinery throughputs.

(h)	Includes utilities, labor, routine maintenance and other operating costs.

(i)	Includes inter-refinery transfer volumes.

(j)	Includes the impact of Hess' retail operations and related assets beginning on the Sept. 30, 2014 acquisition date.

(k)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volumes.

(l)	Excludes cigarettes.

(m)	On owned common-carrier pipelines, excluding equity method investments.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended December 31		Year Ended December 31
(In millions)	2014	2013	2014	2013
Segment EBITDA(a)
Refining & Marketing	$1,279	$1,248	$4,654	$4,217
Speedway	335	112	696	487
Pipeline Transportation	77	66	357	284
Total Segment EBITDA(a)	1,691	1,426	5,707	4,988
Total segment depreciation & amortization	(344)	(325)	(1,274)	(1,197)
Items not allocated to segments	(88)	(93)	(382)	(366)
Income from operations	1,259	1,008	4,051	3,425
Net interest and other financial income (costs)	(72)	(39)	(216)	(179)
Income before income taxes	1,187	969	3,835	3,246
Income tax provision	382	338	1,280	1,113
Net income	805	631	2,555	2,133
Less: Net income attributable to noncontrolling interests	7	5	31	21
Net income attributable to MPC	$798	$626	$2,524	$2,112

(a)
Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

Select Financial Data (Unaudited)

(Dollars in millions)	December 31 2014	September 30 2014
Cash and cash equivalents	$1,494	$1,854
Total debt(a)	6,637	6,264
Equity	11,390	11,266
Debt-to-total-capital ratio (percent)	37	36
Shares outstanding (millions)	274	281

Cash provided from operations (quarter ended)	$388	$1,078

(a) Includes long-term debt due within one year.